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Exhibit 3.5

CERTIFICATE OF INCORPORATION
OF
WHITTIER PIPELINE CORPORATION

        1.     The name of the corporation is WHITTIER PIPELINE CORPORATION.

        2.     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3.     The nature of the business or purposes to be conducted or promoted is:

        To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4.     The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) common shares, with a $.01 par value.

        5.     The name and mailing addres of the incorporator is as follows:

NAME	MAILING ADDRESS
M.C. Kinnamon	1209 Orange Street, Wilmington, DE 19801

        The name and mailing address of each person who is to serve as director until the first annual meeting of the stockholders or until the successors are elected and qualified, is as follows:

NAME	MAILING ADDRESS
TIMOTHY M. MARQUEZ	217 State Street Santa Barbara, California 93101
ROD ESON	217 State Street Santa Barbara, California 93101
WILLIAM L. WINELAND	217 State Street Santa Barbara, California 93101

        6.     The corporation is to have perpetual existence.

        7.     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

        To make, alter or repeal the by-laws of the corporation.

        8.     Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

        9.     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        10.   A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

        THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation, pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 30th day of October, 1998.

/s/ M.C. KINNAMON M.C. Kinnamon

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CERTIFICATE OF INCORPORATION OF WHITTIER PIPELINE CORPORATION